EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of March 25, 2014, by and between Americann, Inc. (formerly named Nevada Health Scan, Inc.), a Delaware corporation (“NHS”), AmeriCann, Inc., a Colorado corporation (“AmeriCann,” and along with NHS, the “Companies”) and Timothy R. Keogh, (“Employee”).

In consideration of the mutual promises and conditions in this Agreement, it is hereby agreed as follows:

1.	EMPLOYMENT

The Companies employ Employee, and Employee accepts employment with Companies upon the terms and conditions of this Agreement. During the Term (as hereinafter defined) of this Agreement, Employee will be employed by the Companies to serve as their President and Chief Executive Officer. Employee will initially devote approximately 50% of his working time per month to the conduct of the business of the Companies. Employee will devote more than 50% of his time to the Company as the Company’s operations expand. Employee will perform those duties and have such authority and powers as are customarily associated with the offices of a President and Chief Executive Officer of a company engaged in a business that is similar to the business of the Companies. During the Term of this Agreement, Employee shall perform the services under this Agreement at such locations to be agreed between Employee and the Companies. Notwithstanding any provision to the contrary herein, Employee shall be entitled to a seat on the Company’s Board of Directors (the “Board”) during the Term of this Agreement.

2.	TERM

Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term of three years commencing on March 31, 2014 (the “Start Date”) (the “Term”).

3.	SALARY, BENEFITS AND OTHER COMPENSATION

3.1     Base Salary. As payment for the services to be rendered by Employee, the Companies agree to pay to Employee a base salary, payable in installments consistent with the Companies' payroll policy, subject to applicable withholdings, of Twelve Thousand Dollars ($12,000.00) per month (the "Base Salary"). Employee will be entitled to regular salary reviews and potential raises during the Term of this Agreement in the sole discretion of the Board.

3.2     Stock Grant. NHS will cause Strategic Capital Partners, LLC (“Strategic Partners”) to sell and transfer to Employee, upon execution of this Agreement, 1,200,000 shares of NHS’ Common Stock (the “Shares”), at a purchase price of $0.001 per share. By its execution of this Agreement below, Strategic Partners so agrees. All of the Shares will be transferred to Employee as of the date of this Agreement, subject to the vesting provisions below, and will be held by Employee, including the unvested Shares. Of the 1,200,000 shares, 300,000 Shares will vest immediately upon execution of this Agreement. The remaining Shares shall vest as follows, provided that Employee is still employed by either of the Companies as of date of each such vesting: (i) 300,000 Shares will vest on the earlier of March 20, 2015 or the date the Company receives at least $15,000,000 from the sale of its debt or equity securities; (ii) 300,000 Shares will vest on the earlier of March 20, 2016 or the date the Company receives at least $30,000,000 from the sale of its debt or equity securities; and (iii) 300,000 Shares will vest on the earlier March 19, 2017 or the date the Company receives at least $45,000,000 from the sale of its debt or equity securities. For purposes of the foregoing, traditional financing from banks or similar financial institutions will not be given effect and the required amounts to be raised will be cumulative. Notwithstanding the foregoing, all remaining unvested Shares shall become fully vested immediately prior to the happening of any of the following: (i) the sale of more than fifty percent (50%) of the issued and outstanding voting stock of NHS (excluding new issuances of stock by NHS); (ii) the sale of all or substantially all of NHS’ assets; (iii) a merger, consolidation or other reorganization in which the issued and outstanding capital stock of NHS immediately prior to such merger, consolidation or reorganization represents less than fifty percent (50%) of the outstanding voting stock of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such merger, consolidation or reorganization; (iv) Termination Other than For Cause (as defined below); or (v) Termination for Good Reason (as defined below). All Shares that are not vested, pursuant to the terms of this Agreement at the time of termination of Employee’s employment with the Companies, if such termination is a Termination for Cause (as defined below) or a Voluntary Termination (as defined below), shall be repurchased by NHS or its designee for $0.001 per share, which shall be paid promptly upon termination. Employee may not sell, transfer or convey the Shares for a period of twelve (12) months from the date of this Agreement, except that Employee may freely sell, transfer or convey up to 300,000 Shares provided such Shares are registered under the Securities Act of 1933 or are exempt from registration.

3.3     Stock Options. NHS will grant to Employee, (i) an option, which will vest on March 20, 2015, to purchase 400,000 shares of NHS’ Common Stock at a per share price of $8.00, and (ii) an option, which will vest on March 20, 2016, to purchase 400,000 shares of NHS’ Common Stock at a per share price of $12.00 (collectively, the “Options”). The Options will expire on March 20, 2018. The vesting conditions for the Shares as set forth in Section 3.2 of this Agreement will apply to the Options described above, except the vesting dates in this Section 3.3 will control and any invested Options will not be purchased by the Company.

3.4     Benefit Plans. During the Term of this Agreement, Employee shall be eligible to participate in all employee benefit plans to the extent maintained by the Companies, including (without limitation) any retirement plans, any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and subject to the administration of such plan or program. Upon termination for any reason, Employee will retain all of Employee's rights to benefits that have vested under such plan or program, but Employee's rights to participate in those plans and programs will cease on the Employee's termination unless the termination is a Termination by the Companies Other Than for Cause, in which case the Companies will continue to pay premiums for Employee’s health insurance until the end of the Term, either under the Companies’ health insurance plan or through COBRA.

3.5     Life and Disability Insurance. During the term of this Agreement, the Companies will provide Employee with a life insurance policy, on behalf of beneficiaries designated in the sole discretion of Employee, in the amount of $1,000,000, and a disability insurance policy on commercially reasonable terms.

3.6     Vacation. Employee shall be entitled to two weeks paid vacation in calendar year 2014, and three weeks paid vacation in each calendar year thereafter.

3.7     Expenses. The Companies shall reimburse Employee for Employee’s out-of-pocket expenses incurred in connection with the Companies’ business, including travel expenses, food, entertainment, fees for airline lounges and lodging while away from home, and relocation expenses approved in advance by the directors of NHS.

3.8     Registration Rights. NHS will register 300,000 of the Shares for public sale, at NHS’ sole cost, as soon as reasonably possible. NHS will provide registration rights to Employee for the remainder of the Shares and all shares subject to the Options.

4.	TERMINATION

4.1     Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a) "Termination for Cause" means termination by the Companies of Employee's employment due to (i) willful or gross neglect of Employee’s duties causing material harm to the Companies; (ii) willful or gross misconduct or insubordination; (iii) commission of fraud, misappropriation or embezzlement causing material harm to the Companies; (iv) any material breach of this Agreement by Employee; or (v) Employee’s conviction or plea of no contest to a felony involving moral turpitude; provided, however, that no such termination will be deemed to be a Termination for Cause unless the Companies have provided Employee with written notice of what they reasonably believe are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the ten (10) day period following receipt of such written notice.

(b) "Termination Other than For Cause" means termination by the Companies of Employee's employment by the Companies for reasons other than those which constitute Termination For Cause.

(c) "Voluntary Termination" means termination by the Employee of the Employee's employment with the Companies other than a Termination for Good Reason.

(d)     “Termination for Good Reason” means termination by the Employee of employment with the Companies due to: (i) the relocation by the Companies of Employee’s office or principal place for the performance of his employment duties out of the United States; (ii) a material reduction of Employee’s responsibilities and duties; (iii) the Companies’ breach of any material term of this Agreement; or (iv) a reduction in Employee’s salary; provided, however, that no such termination will be deemed to be a Termination for Good Reason unless the Employee has provided the Companies with written notice of what he reasonably believes are the grounds for any Termination for Good Reason and the Companies fail to take appropriate remedial actions during the ten (10) day period following receipt of such written notice.

4.2     Termination for Cause. Termination for Cause may be effected by the Companies at any time during the Term of this Agreement and may be effected by written notification to Employee provided, however, that no Termination for Cause will be effective unless Employee has been provided with the prior written notice and opportunity for remedial action described in Section 4.1(a), above. Upon Termination for Cause, Employee is to be immediately paid, as his sole and exclusive remedy, all accrued Base Salary and accrued vacation pay, all to the date of termination.

4.3     Termination Other Than for Cause. Notwithstanding anything else in this Agreement, the Companies may effect a Termination Other Than for Cause at any time upon giving notice to Employee of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, Employee will immediately be paid, as his sole and exclusive remedy and in a single lump sum, all accrued Base Salary and accrued vacation pay, to the date of termination, and all Base Salary that would have been paid for the remainder of the Term had Employee not been terminated.

4.4     Voluntary Termination. Employee may effect a Voluntary Termination by giving written notice to the Companies of such Voluntary Termination. In the event of a Voluntary Termination, the Companies will pay to Employee on the date of termination, as his sole and exclusive remedy, all accrued Base Salary and accrued vacation pay, all to the date of termination.

4.5     Termination for Good Reason. Employee may effect a Termination for Good Reason at any time by written notification to the Companies, provided, however, that no Termination for Good Reason will be effective unless the Companies have been provided with the prior written notice and opportunity for remedial action described in Section 4.1(d), above. Upon any Termination for Good Reason, Employee will immediately be paid, as his sole and exclusive remedy and in a single lump sum, all accrued Base Salary and accrued vacation pay, to the date of termination, and all Base Salary that would have been paid for the remainder of the Term had Employee not been terminated.

4.6     Effect of Termination on Vested Shares and Option Agreement. Notwithstanding anything to the contrary contained in this Agreement, any termination of Employee's employment by the Companies will have no effect on Employee’s vested Shares and/or Options, except as otherwise provided in the Option Agreement.

5.	NONCOMPETE

During the Term of this Agreement, and for a period of one (1) year thereafter in the event of a Voluntary Termination by Employee, Employee shall not, directly or indirectly, whether alone or as a partner, employee, consultant, member, joint venturer, creditor, shareholder, owner, manager or otherwise, be employed by or be an owner of more than 5% of the stock of a company in the cannabis industry whose stock is publicly traded.

6.	ASSIGNMENT OF INVENTIONS/CONFIDENTIAL INFORMATION

All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively the “Inventions”) that are conceived or developed by Employee, either alone or with others, during the Term of Employee’s employment and solely in the course of Employee’s duties to the Companies hereunder, will be the sole property of the Companies, and Employee hereby assigns to the Companies all of Employee's right, title and interest in and to such Inventions.

In view of the fact that the Employee's work for the Companies will bring him into close contact with many confidential affairs of the Companies not readily available to the public, the Employee agrees, during the Term and for a period of one (1) year thereafter:

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To keep secret and retain in the strictest confidence, all confidential matters of the Companies, including, without limitation, all information concerning properties owned by the Companies or which are under consideration by the Companies, and all other confidential and proprietary information of the Companies and their affiliates (“Confidential Information”), and not to disclose such Confidential Information to anyone outside the Companies, or to ever use such Confidential Information for the personal gain or benefit of the Employee except in the course of performing his duties hereunder or with the Companies' express written consent. Notwithstanding the above, Confidential Information does not include information which (a) is known, or becomes known, to the Employee through means other than his employment with the Companies, or (b) becomes a matter of public knowledge through no fault of the Employee.

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That all records of the Companies, are and shall remain the property of the Companies at all times and to furnish on demand, all books, records, letters, vouchers, maps, drawings, notes or any other information that is written, photographed, or stored in any manner containing data regarding properties in which the Companies have an interest or which are under consideration by the Companies and all other Company records whether in original, duplicated, copied, transcribed, or any other form.

If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of the foregoing, the Companies shall have the following rights and remedies:

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The right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Companies and that money damages shall not provide an adequate remedy to the Companies;

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The right to recover from the Employee all money damages, direct, consequential, or incidental, suffered by the Companies as a result of any acts constituting a breach of any of the provisions of the foregoing.

Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies under law or in equity.

7.	EMPLOYEE’S REPRESENTATIONS

Employee represents that Employee does not have any obligations that would conflict with or prohibit Employee from performing the duties of his position. Employee further represents that he is not bound by any prior agreement that prohibits him from accepting this position and that his employment with the Companies will not breach any agreement with any former employer not to compete or solicit or any obligation to keep in confidence information acquired by him prior to employment with the Companies. Employee further represents to the Companies that he will not bring with him or use in the performance of his duties and responsibilities for the Companies any materials or documents of the former employer or other owners that are generally not available to the public, unless he has obtained written authorization from the former employer or other owner for their permission and use and has provided the Companies with a copy thereof.

8.	MISCELLANEOUS

8.1     Arbitration. Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration under the Rules of the American Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in Denver, Colorado. The parties will negotiate in good faith for a period of thirty (30) days after the filing of the demand for arbitration, in an attempt to agree on a single arbitrator to hear the dispute. If the parties are unable to agree on a single arbitrator within such thirty (30) day period, an arbitrator will be appointed by the AAA. The parties may conduct reasonable pre-hearing discovery, including requests for production of documents and depositions. The arbitrator shall have the power to resolve any discovery disputes which arise between the parties. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending arbitration, and any such request for injunctive relief shall not be deemed a waiver of the obligation to arbitrate. Judgment upon the award of the arbitrator may be entered and enforced by any court or tribunal having jurisdiction.

8.2     Entire Agreement; Modification. Except as otherwise provided in this Agreement and in the Option Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Companies. All modifications to the Agreement must be in writing and signed by both parties hereto.

8.3     Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

8.4     Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Colorado.

8.5     Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.6     Prevailing Party Attorneys' Fees. In the event of any arbitration or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) as determined by and within the discretion of the court or arbitrator.

8.7     Reimbursement of Transaction Expenses. The Companies will promptly reimburse Employee for all attorneys’ fees and costs incurred by Employee in connection with the negotiation and drafting of this Agreement and any related agreements, including the Stock Option Agreements and the CA Purchase Documents.

8.8     Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or electronic signatures, all of which taken together will constitute one and the same Agreement.

8.9     Withholdings. All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.10     Indemnification. The Companies agree that they will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Companies, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from a violation of Section 8 or conduct which is knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct. The Companies will carry directors and officers liability insurance with no less than $5 million coverage.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

AMERICANN, INC. A DELAWARE CORPORATION

By: /s/ Timothy Keogh

Name: Timothy Keogh

Title: Chief Executive Officer

AMERICANN, INC. A COLORADO CORPORATION

By: /s/ Timothy Keogh

Name: Timothy Keogh

Title: Chief Executive Officer

EMPLOYEE

/s/ Timothy Keogh

Timothy Keogh

FOR PURPOSES OF SECTION 3.2 ONLY:

STRATEGIC CAPITAL PARTNERS, LLC

By: /s/ Benjamin J. Barton

Name: Bemjamin J. Barton

Title: Manager

Americann Employ. Agree. Keogh 2-1-17